Exhibit (d)(37)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, effective February 1, 2010 by and between AXA Equitable Life Insurance Company, a New York stock life insurance corporation (“Manager”), and BlackRock Investment Management LLC, a corporation organized under the laws of the State of Delaware (“Adviser”).

WHEREAS, the Manager has entered into an Amended and Restated Investment Management Agreement (“Investment Management Agreement”), dated November 29, 2001, as amended, with the AXA Premier VIP Trust (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, each Portfolio identified in Exhibit A is a series of the Trust (each, a “Portfolio”, collectively, the “Portfolios”);

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is the investment manager to the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Adviser to render investment advisory and other services to a portion of each Portfolio (hereinafter referred to as the “BlackRock Allocated Portion”) in the manner and on the terms hereinafter set forth;

Whereas, the Manager has the authority under the Investment Management Agreement with the Trust to select advisers for the Portfolios of the Trust;

WHEREAS, the Adviser is willing to furnish such services to the Manager and each Portfolio;

NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as an investment adviser for the BlackRock Allocated Portion of the Portfolios, subject to the supervision and oversight of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager, except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Portfolios will be maintained in the custody of a custodian (who shall be identified by the Manager in writing). The Adviser will not have custody of any securities, cash or other assets of the Portfolios and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Adviser.

3.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. As investment adviser to the Portfolios, the Adviser will provide the Manager with a recommendation on how best to effect the equity exposure for each Portfolio requested by the Manager and execute the trading strategy as recommended by the Adviser and agreed to by the Manager, and, subject to the provisions of the Service Level Addendum attached hereto as Exhibit B, coordinate the investment and reinvestment of the assets of the Portfolios and determine the composition of the assets of the Portfolios, subject always to the supervision and control of the Manager and the Trustees of the Trust. Manager and Adviser shall adhere to the procedures set forth in the Service Level Addendum, which may be amended from time to time.

The Manager acknowledges that (i) any information, data, advice or recommendations that Adviser provides to Manager with respect to the Manager’s equity allocation model (“Model”) is for informational purposes only and the Adviser shall have no liability for such information, data, advice or recommendations should the Manager choose to incorporate it into its Model nor will the Adviser have any liability for the investment outcome as a result of using the Model, and (ii) Adviser will only act as Manager’s agent in implementing the trading strategy recommended by Adviser and approved by Manager as set forth in the Service Level Addendum.

B. As part of the services it will provide hereunder, the Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolios or are under consideration for inclusion in the BlackRock Allocated Portion of the Portfolios;

(ii) subject to the Service Level Addendum, formulate and implement a continuous investment program for the BlackRock Allocated Portion of each Portfolio;

(iii) take whatever steps are necessary to implement the investment program for the BlackRock Allocated Portion of the Portfolios as requested by the Manager by arranging for the purchase and sale of securities and other investments and issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program for the BlackRock Allocated Portion of each Portfolio as requested by the Manager;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis as agreed by the Manager and Adviser of all material facts concerning the investment and reinvestment of the assets in the BlackRock Allocated Portion of the Portfolios, the Adviser and its key investment personnel and operations, make periodic and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and the Adviser will attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets in the BlackRock Allocated Portion of each Portfolio as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in the BlackRock Allocated Portion of the Portfolios for which market prices are not readily available;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Adviser manages, if appropriate, which are relevant to the BlackRock Allocated Portion of the Portfolios and that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the BlackRock Allocated Portion of the Portfolios that may be reasonably necessary, under applicable laws, to allow each Portfolio or its agent to present information concerning Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by each Portfolio or its agent; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolios; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Manager. Prior to commencement of the Adviser’s services hereunder, the Manager shall provide the Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Manager undertakes to provide the Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. In furnishing services hereunder, the Adviser will not consult with any other investment adviser to (i) the Portfolios, (ii) any other Portfolio of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolios in securities of other assets. (This shall not be deemed to prohibit the Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1.)

E. The Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Adviser’s duties under this Agreement.

F. The Adviser will select brokers and dealers to effect all of the BlackRock Allocated Portion of the Portfolios’ transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute transactions for the BlackRock Allocated Portion of each Portfolio (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided to the Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the BlackRock Allocated Portion of the Portfolios, in the name of the Portfolios or nominees, the Adviser shall use its best efforts to obtain for the Portfolios “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and each Portfolio.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause the Portfolios to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser and the Portfolios an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to each Portfolio or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Manager may direct the Adviser to effect transactions in the Portfolios’ securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment.

H. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of each Portfolio as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner which the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios and to its other clients over time. The Manager agrees that Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolios. The Manager also acknowledges that Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolios, and that Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Portfolios any investment that Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Portfolios.

I. The Adviser will maintain all accounts, books and records with respect to the BlackRock Allocated Portion of the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies with respect to the BlackRock Allocated Portion of each Portfolio’s securities and exercise rights in corporate actions or otherwise in accordance with the Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Manager.

4.	COMPENSATION OF ADVISER

The Manager will pay the Adviser an advisory fee with respect to the Portfolios as specified in Appendix A to this Agreement. Payments shall be made to the Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Portfolios based on the net assets of the BlackRock Allocated Portion of the Portfolio on each day and accrued on a daily basis.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Adviser nor any of its officers, members or employees (together its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser or its Affiliates with respect to the Portfolios, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser or its Affiliates for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolios or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities laws, the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any information, data, advice or recommendations that the Adviser provides to Manager with respect to the Model, any investment outcome as a result of using the Model, or the Adviser’s implementation of Manager’s trading instructions in accordance with the procedures set forth in the Service Level Addendum, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act)(collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on (i) the Adviser’s implementation of the Manager’s trading instructions, or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolios or the omission to state therein a material fact known to the Manager that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser.

6.	REPRESENTATIONS OF MANAGER

The Manager represents, warrants and agrees that:

A. The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Adviser the provision of investment services to the Portfolios as contemplated hereby.

B. The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser with a copy of such code of ethics.

C. The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D. The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolios, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and agrees as follows:

A. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Portfolios and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolios; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, a Managing Director of the Adviser shall certify to the Manager that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the Adviser by Rule 17j-1(c)(1) and all other records relevant to the Adviser’s code of ethics.

C. The Adviser has provided the Trust and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all material amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

D. The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the BlackRock Allocated Portion of the Portfolios or senior management of the Adviser, in each case, prior to or promptly after such change. The Adviser agrees to bear all reasonable expenses of the Portfolios, if any, arising out of an assignment or change in control of the Adviser.

E. The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Portfolios, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Portfolios in its composite performance.

8.	NON-EXCLUSIVITY

The services of the Adviser to the Manager, the Portfolios and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolios that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein, provided that the Adviser may retain any such records that are required by law or regulation. The Manager and the Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first written, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, or (ii) by vote of a majority of the Portfolios’ outstanding securities. This Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided, that in such continuance is specifically approved at least annually by the Board of Trustees provided, that in such event, such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolios, on sixty (60) days’ written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	USE OF ADVISER’S NAME

The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Adviser may review the context in which it is referred to, it being agreed that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of each Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to each Portfolio if a majority of the outstanding voting securities of the Portfolios vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Trust.

16.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Adviser without the prior written consent of the Trust and the Manager shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the key employees of such Adviser, except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Adviser agrees that it will notify the Trust and the Manager of any changes in its key employees within a reasonable time thereafter.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolios.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Life Insurance Company

Patricia Louie, Vice President and Associate General Counsel

1290 Avenue of the Americas, 11th Floor

New York, New York 10104

For:	AXA Premier VIP Trust

Patricia Louie, Vice President and Secretary

1290 Avenue of the Americas, 11th Floor

New York, New York 10104

For:	BlackRock Investment Management LLC

Attn: General Counsel

40 East 52nd Street

New York, NY 10022

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Manager and Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of each Portfolio. The Manager and Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolios, nor from the Trustees or any individual Trustee of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

24.	FORCE MAJEURE

Neither party shall be liable for any loss directly or indirectly occasioned by breakdown, delays, or failure of communication with respect to systems not controlled, licensed or operated by that party. In the event that Adviser’s performance of any of its obligations and undertakings hereunder shall be interrupted or delayed by any occurrence of an act of God, exchange or market rulings, suspension of trading, government restrictions, computer failures, failure of communication, force majeure, war, fire, or flood, then it shall be excused from performance for such period of time as is reasonably necessary to remedy the effects of such occurrence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE LIFE INSURANCE COMPANY		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ Francis M. Porcelli
	Steven M. Joenk		Name: Francis M. Porcelli
	Senior Vice President		Title: Managing Director

EXHIBIT A

Portfolios

Multimanager International Equity Portfolio

Multimanager Mid Cap Growth Portfolio

Multimanager Mid Cap Value Portfolio

Multimanager Small Cap Growth Portfolio

Multimanager Small Cap Value Portfolio

EXHIBIT B

AXA PREMIER VIP TRUST - MULTIMANAGER PORTFOLIOS

SERVICE LEVEL ADDENDUM

Defined terms used herein will have the same meaning ascribed to them in the Investment Advisory Agreement (“Advisory Agreement”) between AXA Equitable and BlackRock Investment Management, LLC (“BlackRock”) dated February 1, 2010 related to the AXA Premier VIP Trust – Multimanager Portfolios identified in Exhibit A of the Advisory Agreement (“Multimanager Portfolios”). AXA Equitable will determine the desired beta of the Multimanager Portfolios from time to time. AXA Equitable has retained BlackRock pursuant to the Agreement to manage specified portions of the Multimanager Portfolios by (i) calculating the equity exposure necessary to achieve the desired beta as determined by the Manager, and (ii) by determining the best way to implement the trade order received from AXA Equitable either through the purchase/sale of physical securities and/or the purchase/sale of futures that will provide the requested beta. AXA Equitable will direct BlackRock from time to time on the beta to maintain in the portion of the Multimanager Portfolios managed by BlackRock. As referenced in the Advisory Agreement, the purpose of this Service Level Addendum is to outline the roles and responsibilities and procedures of each party to follow in effecting the equity allocation of the Multimanager Portfolios.

The following activities will be performed by the parties as indicated below:

Step 1 (AXA Equitable):

AXA Equitable will monitor the Model on a daily basis and will from time to time send instructions via email to BlackRock as to the desired beta for each Multimanager Portfolio and request that BlackRock advise AXA Equitable of what the total equity exposure should be to achieve the desired beta. All such email trade instructions will be sent to AXATacticalFunds@blackrock.com (the “AXA Tactical Funds alias”) and will include details and be in the form as set forth in Schedule A attached hereto.

Step 2 (AXA Equitable):

Immediately following the sending of such email instructions, AXA Equitable will telephone a member of the BlackRock Portfolio Management Team as listed in Schedule G and advise the Portfolio Management Team member in person (no voice mail messages are acceptable) that email instructions have been sent to the AXA Tactical Funds alias. AXA Equitable and the BlackRock Portfolio Management Team member shall verbally confirm receipt and acknowledge the details of instructions and the BlackRock Portfolio Management Team member shall confirm whether the instructions are in good order.

Step 3 (BLK):

Upon oral confirmation to AXA Equitable that the email instructions have been received in good order, BlackRock shall acknowledge receipt of the email trade order instruction from AXA Equitable as set forth in Schedule B.

Step 3a (AXA Equitable):

If AXA Equitable does not receive written confirmation of the receipt of the trade instructions from BlackRock, AXA Equitable shall contact BlackRock Portfolio Management team via telephone until such written confirmation is received.

Step 4 (BLK):

BlackRock shall provide overall equity exposure necessary, as calculated by BlackRock, for a Multimanager Portfolio to achieve desired beta as set forth in Schedule B-1.

Step 5 (AXA Equitable):

Immediately following receipt of the email containing BlackRock’s calculations for the necessary equity exposure to achieve the desired beta as described in Schedule B, AXA Equitable shall immediately follow-up with email confirmation in the form as set forth in Schedule C attached hereto.

Step 6 (BLK):

Upon oral confirmation to AXA Equitable that the email trade order has been received in good order, BlackRock shall acknowledge receipt of the email trade order instruction from AXA Equitable by pressing “reply to all” and inserting the following message along with a restatement of the instruction:

“BlackRock acknowledges receipt of this instruction, and will now begin analyzing the best way to implement this change (either through the purchase/sale of physical securities and/or the purchase/sale of futures) and advise you shortly of our recommended strategy and when trading can commence.”

Step 7 (BLK):

BlackRock shall review the trade instructions and exercise its professional judgment to determine the most appropriate transaction required to bring the equity exposure of a Multimanager Portfolio to the level agreed upon by AXA. BlackRock will provide its recommended strategy to AXA Equitable to adjust the notional equity exposure as agreed upon by AXA Equitable in an email to AXA Equitable (by pressing “reply to all”) as set forth in Schedule D attached hereto.

Step 8 (AXA Equitable):

Immediately following receipt of the email containing BlackRock’s recommended strategy as described in Schedule D, AXA Equitable shall immediately follow-up with email confirmation by pressing “reply to all” in the form as set forth in Schedule E attached hereto. AXA Equitable acknowledges that BlackRock shall not implement the recommended trading strategy unless and until BlackRock has received from AXA Equitable an email confirmation of receipt and approval of the recommended strategy.

Step 9 (BLK):

Following receipt of AXA Equitable’s written confirmation and approval of BlackRock’s recommended strategy as set forth in Schedule E attached hereto, BlackRock will exercise its professional judgment in evaluating the market and will use commercially reasonable efforts to place the trade order as BlackRock deems appropriate.

Step 10 (BLK):

BlackRock shall advise AXA Equitable of the progress of the execution of the trade order via a daily e-mail until execution is complete.

Step 11 (BLK):

Once the trade order has been fully executed, BlackRock shall send an email to AXA Equitable in the form as set forth in Schedule F attached hereto confirming the completion of the trade order.

1. Responsibilities of both parties:

•	Each party shall keep records of the time of contact, name of contact and title of contact for each telephone contact of the other party required by these procedures.

•	Each party shall maintain for the term of the Advisory Agreement the email notifications and email confirmations to the other party required by these procedures.

•

AXA Equitable and BlackRock will make commercially reasonable efforts to hold conference calls within 7 business days of each trade order to discuss the efficiency of the process and, if necessary, agree to changes to this Service Level Addendum.

This Service Level Addendum will be deemed incorporated into the Advisory Agreement. Except as provided herein, the terms of the Advisory Agreement shall remain in full force and effect.

Schedule A

Desired Beta Email from AXA Equitable to BlackRock

“For <Insert Multimanager Portfolio Name and BlackRock Aladdin Ticker> we would like the overall beta of the combined [actively managed] and BlackRock sleeves to equal a beta of <insert amount>.

Please advise what the overall equity exposure of the BlackRock sleeve should be.

Please acknowledge receipt of this instruction.”

Important Note:

Emails must contain instructions/information for only one portfolio.

Subject line of the email must contain the BlackRock ticker associated with the portfolio.

Schedule B

Confirmation of Receipt of Desired Beta Email from BlackRock to AXA Equitable

“BlackRock acknowledges receipt of AXA Equitable’s request.

BlackRock will follow up shortly with calculations of the overall equity exposure required to adjust the portfolio to equal a beta of <insert amount> for the assets managed by BlackRock <BlackRock Aladdin Ticker>.”

Important Note:

Emails must contain instructions/information for only one portfolio.

Subject line of the email must contain the BlackRock ticker associated with the portfolio.

Responses must be sent utilizing the “Reply to All” function

Schedule B-1

Calculation of Equity Exposure Email from BlackRock to AXA Equitable

“To achieve a beta of <amount> for the combined [actively managed] and BlackRock sleeves of <Insert Multimanager Portfolio Name>, BlackRock will need to calculate trades for the assets managed by BlackRock <BlackRock Aladdin Ticker>, to adjust the portfolio’s overall equity exposure to equal <insert amount>.

Please acknowledge receipt of this email and confirm that you agree with the calculations contained in the attached spreadsheet.”

Important Note:

Emails must contain instructions/information for only one portfolio.

Subject line of the email must contain the BlackRock ticker associated with the portfolio.

Responses must be sent utilizing the “Reply to All” function

Schedule C

Confirmation of Equity Exposure and Additional Trade Instructions Email

from AXA Equitable to BlackRock

“AXA Equitable acknowledges receipt of this request and agrees with the calculations.

For <Insert Multimanager Portfolio Name and BlackRock Aladdin Ticker>, please calculate trades to adjust the equity exposure of the assets managed by BlackRock to equal <insert amount>.

We would like to implement this change in the following manner:

<with the goal of minimizing market impact, targeting required trading to be less than 25% of the volume being traded until complete> using an averaging approach over the next <insert number> trading days. <other>

Please acknowledge receipt of this instruction.”

Important Note:

Emails must contain instructions/information for only one portfolio.

Subject line of the email must contain the BlackRock ticker associated with the portfolio.

Responses must be sent utilizing the “Reply to All” function

Schedule D

Recommended Strategy Email from BlackRock to AXA Equitable

“To adjust the notional exposure to <$ amount>, BlackRock will be conducting the following transactions based on the detail provided in the attached spreadsheet:

Physical Securities:
Buy/Sell	Amount
Futures Contracts:
Buy/Sell	# of Contracts Name	Ticker	Expiration

BlackRock will commence trading (shortly/tomorrow’s trade date etc) upon written confirmation of approval by AXA Equitable and keep you updated on the progress.”

Important Note:

Emails must contain instructions/information for only one portfolio.

Subject line of the email must contain the BlackRock ticker associated with the portfolio.

Responses must be sent utilizing the “Reply to All” function

Schedule E

Approval of Trading Strategy Email from AXA Equitable to BlackRock

“AXA Equitable acknowledges and hereby approves that BlackRock will be adjusting the notional exposure to <$ amount>, where BlackRock will commence (shortly/tomorrow’s trade date etc) trading and will be conducting the following transactions:

Physical Securities:
Buy/Sell	Amount
Futures Contracts:
Buy/Sell	# of Contracts Name	Ticker	Expiration”

Important Note:

Emails must contain instructions/information for only one portfolio.

Subject line of the email must contain the BlackRock ticker associated with the portfolio.

Responses must be sent utilizing the “Reply to All” function

Schedule F

Completion of Trade Order Email from BlackRock to AXA Equitable.

“BlackRock has completed trading to adjust the <Insert Multimanager Portfolio Name> notional exposure to <$ amount>. BlackRock has executed the following transactions per your instruction:

Physical Securities:
Buy/Sell	Amount
Futures Contracts:
Buy/Sell	# of Contracts Name	Ticker	Expiration

Transaction information will be sent per normal practices to your custodian and fund accountant.”

Important Note:

Emails must contain instructions/information for only one portfolio.

Subject line of the email must contain the BlackRock ticker associated with the portfolio.

Responses must be sent utilizing the “Reply to All” function

Schedule G

Contact Lists

BlackRock Portfolio Management Team Contacts for the AXA Tactical Manager Funds

Name	Role	Phone Number	Email
Debbie Jelilian	Managing Director– Lead Portfolio Manager	609-282-2397	Debra.jelilian@blackrock.com

Peter Mathern	Vice President- Associate Portfolio Manager	609-282-3429	Peter.mathern@blackrock.com

Kathleen McKenzie	Vice President - Associate Portfolio Manager	609-282-1588	Kathleen.mckenzie@blackrock.com

Dayton Lonsdale	Trader	609-282-4526	Dayton.lonsdale@blackrock.com

Ryan Szakacs	Trader	609-282-2642	Ryan.szakacs@blackrock.com

Portfolio Management Team Trading Line, Email Alias and Fax			Trading Line: 609-282-6766 Email Alias: axatacticalfunds@blackrock.com Fax: 609.282.4340
AXA Equitable Team Contacts for the AXA Tactical Manager Funds
Name	Role	Phone Number	Email
Alwi Chan		212-314-4102	Alwi.chan@axa-equitable.com

Carmen Yanazzo		212-314-3310	Carmen.Costin@axa-equitable.com

Juin Chin		212-314-6303	Juin.Chin@axa-equitable.com

Steven Joenk		212-314-5718	Steven.Joenk@axa-equitable.com

AXA Team Trading Line, Email Alias and Fax			Email To: AXA_Tactical_Manager@axa-equitable.com
BlackRock Relationship Management Contacts for the AXA Tactical Manager Funds
BlackRock	Role	Phone Number	Email
Mike Saliba	Managing Director, Head of Strategic Alliances Group	212-810-8082	Michael.saliba@blackrock.com

Paul Lucas	Director, Relationship Manager	609-282-4188	Paul.lucas@blackrock.com

Rachel Ricci	Director, Head of Strategic Alliances Client Service	609-282-4083	Rachel.ricci@blackrock.com

Adrian Gonzalez	Vice President– Client Service	609-282-5452	Adrian.gonzalez@blackrock.com

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH BLACKROCK INVESTMENT MANAGEMENT LLC

FEE SCHEDULE

EFFECTIVE FEBRUARY 1, 2010 THROUGH FEBRUARY 11, 2010

Portfolios	Annual Advisory Fee Rate

Multimanager International Equity Portfolio	0.04% of the Index Allocated Portion+’s average daily net assets up to and including $100 million; 0.03% of the Index Allocated Portion’s average daily net assets in excess of $100 million up to and including $600 million; 0.0275% of the Index Allocated Portion’s average daily net assets in excess of $600 million

Multimanager Mid Cap Growth Portfolio	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million

Multimanager Mid Cap Value Portfolio	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million

Multimanager Small Cap Growth Portfolio	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million

Multimanager Small Cap Value Portfolio	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million

EFFECTIVE AS OF FEBRUARY 12, 2010

Related Portfolios	Annual Advisory Fee Rate***

Tactical Index Portfolios, which shall include the Index Allocated Portions of the following Portfolios:

Multimanager International Equity Portfolio*

Multimanager Mid Cap Growth Portfolio*;

Multimanager Mid Cap Value Portfolio*;

Multimanager Small Cap Growth Portfolio*;

Multimanager Small Cap Value Portfolios;

and Other Allocated Portions** identified directly below (collectively, referred to as “Tactical Index Portfolios”):

EQ/Large Cap Growth PLUS Portfolio*;

EQ/Equity Growth PLUS Portfolio*;

EQ/Large Cap Core PLUS Portfolio*;

EQ/Mid Cap Value PLUS Portfolio*;

EQ/International PLUS Portfolio*;

EQ/Global Multi-Sector Portfolio*;

EQ/Franklin Small Cap Value Core Portfolio*;

EQ/Mutual Large Cap Equity Portfolio*;

EQ/Templeton Global Equity Portfolio*;

EQ/Franklin Core Balanced Portfolio*;

AXA Tactical Manager 500 Portfolio-I*;

AXA Tactical Manager 500 Portfolio-II*;

AXA Tactical Manager 400 Portfolio-I*;

AXA Tactical Manager 400 Portfolio-II*;

AXA Tactical Manager 2000 Portfolio-I*;

AXA Tactical Manager 2000 Portfolio-II*;

AXA Tactical Manager International Portfolio-I*; and

AXA Tactical Manager International Portfolio-II*

0.075% of the Tactical Index Portfolios’ average daily net assets up to and including $5 billion; 0.055% of the Tactical Index Portfolios’ average daily net assets over $5 billion and up to and including $10 billion; 0.05% of the Tactical Index Portfolios’ average daily net assets over $10 billion.

*	This Portfolio has been designated a “multi-adviser portfolio” and BlackRock Investment Management LLC receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as an “Allocated Portion.”
**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Tactical Index Portfolios.”
***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Tactical Index Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Tactical Index Portfolios that is equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Tactical Index Portfolios, including the Portfolio, used in the fee calculation for that day.
+	Unless otherwise defined herein, the term “Index Allocated Portion” shall have the meanings ascribed to it in the Portfolios’ Prospectus.